Exhibit 4.49

EXECUTION VERSION

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

This Share Purchase and Subscription Agreement (this “Agreement”) is made as of March 21, 2014, by and between:

1.                                      E-House (China) Holdings Limited, a company incorporated in the Cayman Islands (the “Parent”);

2.                                      Leju Holdings Limited, a company incorporated in the Cayman Islands (the “Company”);

3.                                      THL O Limited, a company incorporated in the British Virgin Islands (the “Purchaser”);

4.                                      Shenzhen Tencent Computer Systems Company Limited, a company incorporated in Shenzhen, the People’s Republic of China (“Onshore Tencent”); and

5.                                      Shanghai Yi Yue Information Technology Co., Ltd., a company incorporated in Shanghai, the People’s Republic of China (“Onshore Leju”)

The Purchaser, the Parent and the Company are each referred to herein as a “Party,” and collectively as the “Parties,” and each of Onshore Tencent and Onshore Leju shall be a Party solely for the purposes of Section 3.5, Section 5.6 and Section 5.12(c).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Parent owns all of the issued and outstanding ordinary shares of the Company, par value $0.001 per share (the “Ordinary Shares”);

WHEREAS, the Company submitted a draft registration statement on Form F-1 in the form attached hereto as Exhibit C to the United States Securities and Exchange Commission (the “SEC”) on a confidential basis on February 26, 2014 (such registration statement, as amended and supplemented from time to time in accordance with Section 2.3, the “Registration Statement”) in connection with the planned initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”) representing Ordinary Shares, as specified in the Registration Statement;

WHEREAS, prior to the Offering, the Purchaser desires to purchase, and the Parent desires to sell, Ordinary Shares representing 15% of the issued and outstanding Ordinary Shares of the Company (calculated as of the date hereof on a fully diluted basis taking into account all share options and restricted shares or other rights to acquire shares of the Company that have been granted or issued pursuant to the Company’s share incentive plan adopted in November 2013 (“ESOP”) or otherwise and are outstanding as of the First Closing, but excluding any shares (a) that are reserved for issuance under the ESOP and (b) for which no share options or restricted shares have been granted or issued) (the “Purchased Shares”) in a transaction exempt from registration pursuant to Regulation S (“Regulation S”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, concurrently with the closing of the Offering, the Purchaser desires to purchase, and the Company desires to sell, such number of additional Ordinary Shares in the Company that, together with the Purchased Shares, represents a 15% equity interest in the Company as of the closing of the Offering (on a fully diluted basis, (a) assuming that the over-allotment option, if any, in connection with the Offering is exercised in full, and (b) including any share options and restricted shares or other rights to acquire shares granted or issued pursuant to the ESOP or otherwise at or prior to the Offering) (such Ordinary Shares, the “Subscription Shares” and, together with the Purchased Shares, the “Securities”), in a transaction exempt from registration pursuant to Regulation S of the Securities Act.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree as follows (with effect as provided in Section 1.3(a)):

ARTICLE I
PURCHASE AND SALE

Section 1.1                                    Issuance, Sale and Purchase of the Securities.

(a)                                 Upon the terms and subject to the conditions of this Agreement, at the First Closing (as defined below), the Purchaser hereby agrees to purchase, and the Parent hereby agrees to sell and deliver to the Purchaser, the Purchased Shares for an aggregate purchase price of $180,000,000 (the “Purchase Price”), free and clear of all liens or encumbrances (except for restrictions created by virtue of this Agreement).  The purchase and sale of the Purchased Shares at the First Closing shall be made pursuant to and in reliance upon Regulation S.

(b)                                 Upon the terms and subject to the conditions of this Agreement, at the Second Closing (as defined below), the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, subject to and concurrent with the Offering, the Subscription Shares, at a price per Subscription Share equal to the Offer Price (as defined below), free and clear of all liens or encumbrances (except for restrictions arising under the Securities Act or created by virtue of this Agreement).  The “Offer Price” means the price per ADS set forth on the cover of the Company’s final prospectus in connection with the Offering (the “Final Prospectus”) divided by the number of Ordinary Shares represented by one ADS.  The “Subscription Price” means the Offer Price multiplied by the number of Subscription Shares.  The purchase and sale of the Subscription Shares at the Second Closing shall be made pursuant to and in reliance upon Regulation S.

Section 1.2                                    Closings.

(a)                                 First Closing.  Subject to Section 1.3, the closing of the sale and purchase of the Ordinary Shares pursuant to Section 1.1(a) (the “First Closing”) shall take place at such time, date and place as the Parent and the Purchaser may mutually agree, but no later than March 31, 2014.  The date and time of the First Closing are referred to herein as the “First Closing Date.”

(b)                                 Second Closing.  Subject to Section 1.3, the closing of the sale and purchase of the Ordinary Shares pursuant to Section 1.1(b) (the “Second Closing,” and together with the First Closing, each a “Closing” and collectively, the “Closings”) shall take place concurrently with the closing of the Offering at the same offices for the closing of the Offering or at such other place as the Company and the Purchaser may mutually agree.  At the Second Closing, the Purchaser shall purchase the Subscription Shares; provided that (i) fraction of an Ordinary Share will be issued and (ii) any fraction shall be rounded up to the nearest whole number of Subscription Shares.  The date and time of the Second Closing are referred to herein as the “Second Closing Date,” and together with the First Closing Date, each a “Closing Date” and collectively the “Closing Dates.”

(c)                                  Payment and Delivery.

(i)                                     At the First Closing, the Purchaser shall pay and deliver the Purchase Price to the Parent in U.S. dollars by wire transfer, or by such other method as the Parties may be mutually agree, of immediately available funds to such bank account designated in writing by the Parent  to the Purchaser at least two business days prior to the First Closing, and the Parent shall deliver relevant instruments of transfer for the Purchased Shares, duly executed , together with a duly executed share certificate in original form, a certified true copy of the register of members of the Company showing the Purchaser as the legal and beneficial holder of the Purchased Shares and a certified true copy of the register of directors of the Company showing the director nominated by the Purchaser at the First Closing Date as a director of the board of directors of the Company.  “business day” means any day other than a Saturday, Sunday or other day on which commercial banks in the People’s Republic of China (the “PRC” or “China”), Hong Kong SAR or New York are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.  At or prior to the First Closing, each applicable party shall execute and deliver the Strategic Cooperation Agreement, in substantially the form attached hereto as Exhibit A (the “Strategic Cooperation Agreement”) and the Investor Rights Agreement, in substantially the form attached hereto as Exhibit B (the “Investor Rights Agreement” and, together with the Strategic Cooperation Agreement, the “Ancillary Agreements”).

(ii)                                  At the Second Closing, the Purchaser shall pay and deliver the Subscription Price to the Company in U.S. dollars by wire transfer, or by such other method as the Parties may mutually agree, of immediately available funds to such bank account designated in writing by the Company to the Purchaser at least two business days prior to the Second Closing, and the Company shall deliver one or more duly executed share certificates in original form, registered in the name of the Purchaser, together with a certified true copy of the register of members of the Company, showing the Purchaser as the legal and beneficial holder of the Subscription Shares.

(d)                                 Restrictive Legend.  Each certificate representing the Securities shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE.  THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS, AND IN THE CASE OF CLAUSE (2), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE.  ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.  THE COMPANY SHALL NOT BE REQUIRED TO REGISTER THE TRANSFER OF THIS SECURITY TO ANY PERSON UNLESS THE COMPANY RECEIVES FROM THE PROPOSED TRANSFEREE A WRITTEN INSTRUMENT IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY IN WHICH SUCH TRANSFEREE MAKES THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 2.3(F) OF THE SHARE PURCHASE AND SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY AND PURCHASER DATED MARCH 10, 2014, AND, IF THE COMPANY SO REQUESTS, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER.

Section 1.3                                    Conditions.

(a)                                 Condition to Effectiveness of this Agreement.  This Agreement shall enter into effect upon the signing of this Agreement by all Parties.

(b)                                 Conditions to Purchaser’s Obligations to Effect the Closings.  The obligation of the Purchaser to purchase and pay for the Securities as contemplated by this Agreement is subject to the satisfaction, on or before the applicable Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(i)                                     (a) With respect to the First Closing only, the representations and warranties of the Parent contained in Section 2.1 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect (as defined below), true and correct in all respects) on and as of the First Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date); and the Parent and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the First Closing Date; and (b) with respect to the Second Closing only, the representations and warranties of the Company contained in Section 2.2 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects (or, if  qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Second Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date); and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement and any Ancillary Agreement (as defined below) that are required to be performed or complied with on or before the Second Closing Date.

(ii)                                  No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that will have a Material Adverse Effect on the Company  or a Purchaser MAE on the Purchaser; and no action, suit, proceeding or investigation shall have been instituted or threatened by a governmental authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that will have a Material Adverse Effect on the Company or a Purchaser MAE on the Purchaser.  For the purposes of this Agreement, a “Purchaser MAE” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrence, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and to timely perform its material obligations under this Agreement.

(iii)                               The Parties shall have entered into the Strategic Cooperation Agreement and the Investor Rights Agreement, and the Strategic Cooperation Agreement and Investor Rights Agreement shall each be in full force and effect.

(iv)                              With respect to the First Closing only, a director nominated by the Purchaser shall have been appointed to the board of directors of the Company, with such board of directors consisting of no more than four directors after the appointment of the director nominated by the Purchaser.

(v)                                 With respect to the Second Closing only, (a) the Registration Statement, as supplemented or amended, shall have been declared effective by the SEC and the Offering shall have been successfully completed; (b) the ADSs shall have been listed on the New York Stock Exchange; (c) the First Closing shall have been completed in accordance with the terms of this Agreement; and (d) the underwriting agreement relating to the Offering (the “Underwriting Agreement”) shall have been entered into and shall have become effective.

(c)                                  Conditions to the Parent’s and the Company’s Obligations to Effect the Closings.  The obligation of the Parent to sell the Purchased Shares and the obligation of the Company to issue and sell the Subscription Shares to the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the applicable Closing Date, of each of the following conditions, any of which may be waived in writing by the Parent or the Company, as applicable, in its sole discretion:

(i)                                     The representations and warranties of the Purchaser contained in Section 2.4 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the applicable Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the applicable Closing Date.

(ii)                                  No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that will have a Material Adverse Effect on the Parent or the Company; and no action, suit, proceeding or investigation shall have been instituted or threatened by a governmental authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that will have a Material Adverse Effect on  the Parent or the Company.

(iii)                               The Parties shall have entered into the Strategic Cooperation Agreement and Investor Rights Agreement, each of which shall be in full force and effect.

(iv)                              With respect to the Second Closing only, (a) the Registration Statement, as supplemented or amended, shall have been declared effective by the SEC and the Offering shall have been successfully completed; (b) the ADSs shall have been listed on the New York Stock Exchange; (c) the First Closing shall have been completed in accordance with the terms of this Agreement; and (d) the Underwriting Agreement shall have been entered into and have become effective.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1                                    Representations and Warranties of the Parent.  The Parent hereby represents and warrants to the Purchaser that, as of the date hereof and as of the First Closing Date, in each case (except with respect to Section 2.1(i)) except as disclosed in the Registration Statement in the form attached as Exhibit C, taking into account each amendment and supplement, if any, to the Registration Statement of which notice is given by the Parent or the Company to the Purchaser in accordance with Section 2.3 (but excluding information contained in any risk factor disclosure or in any cautionary language relating to forward-looking statements included in the Registration Statement or other statements that are similarly non-specific and predictive or forward-looking in nature), the following representations and warranties are true and correct:

(a)                                 Due Formation.  Each of the Parent, the Company and the Company’s subsidiaries and consolidated affiliates (each such subsidiary or consolidated affiliate a “Subsidiary” and collectively “Subsidiaries”) is duly formed, validly existing and in good standing in the jurisdiction of its organization.  Each of the Parent, the Company and the Subsidiaries has all requisite power and authority to carry on its business as it is currently being conducted.

(b)                                 Authority.  The Parent has full power and authority to enter into, execute and deliver this Agreement, each Ancillary Agreement and other each agreement, certificate, document and instrument to be executed and delivered by the Parent pursuant to this Agreement and to perform its obligations hereunder  and under the Ancillary Agreements.  The execution and delivery by the Parent of this Agreement and each Ancillary Agreement and the performance by the Parent of its obligations hereunder and under the Ancillary Agreements have been duly authorized by all requisite actions on its part.

(c)                                  Valid Agreement.  This Agreement has been, and each Ancillary Agreement will be, duly executed and delivered by the Parent and constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligations of the Parent, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)                                 Due Issuance and Ownership of Purchased Shares.  The Parent is the record and beneficial owner of all of the Purchased Shares.  The Purchased Shares are validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement.  Upon entry of the Purchaser into the register of members of the Company as the legal owner of the Purchased Shares, the Parent will transfer to the Purchaser good and valid title to the Purchased Shares, free and clear of any encumbrance.

(e)                                  Capitalization.

(i)                                     There are no authorized or outstanding equity interest in the Company, options, warrants or other rights to acquire equity interests in the Company or stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  All issued and outstanding Ordinary Shares are validly issued, fully paid and non-assessable. The capitalization table attached hereto as Schedule 1 truly and accurately describes the shareholding of the Company (1) immediately prior to the First Closing and (2) immediately after the First Closing.

(ii)                                  All outstanding shares of capital stock of the Company and all outstanding shares of capital stock of each of the Subsidiaries have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable contracts, without violation of the preemptive rights, rights of first refusal or other similar rights.  “Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing rules of, or any listing agreement with, the New York Stock Exchange and any other applicable law regulating securities or takeover matters.

(iii)                               The rights of the Purchased Shares are as stated in the Amended and Memorandum and Articles of Association of the Company dated November 19, 2013, as attached hereto as Exhibit D.

(f)                                   Non-contravention.  None of the execution and the delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of the Parent or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Parent is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Parent is a party or by which the Parent is bound or to which any of the Parent’s assets are subject.  There is no action, suit or proceeding, pending or threatened against the Parent that questions the validity of this Agreement or the right of the Parent to enter into this Agreement or to consummate the transactions contemplated hereby.

(g)                                  Consents and Approvals.  None of the execution and delivery by the Parent of this Agreement or any Ancillary Agreement, nor the consummation by the Parent of any of the transactions contemplated hereby or thereby, nor the performance by the Parent of this Agreement or any Ancillary Agreement in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the First Closing Date.

(h)                                 Compliance with Laws.  The business of the Company and its Subsidiaries is not being conducted, and has not been conducted at any time during the five years prior to the date hereof, in violation of any law or government order applicable to the Company except for violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect.  As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of operations, business, or operations of the Company or its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) the identity of Purchaser or its affiliates, (y) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting the Company or its Subsidiaries), or (z) changes in general economic and market conditions (to the extent not materially disproportionately affecting the Company or its Subsidiaries); or (ii) the ability of the Company or Parent to consummate the transactions contemplated by this Agreement and to timely perform its material obligations under the Agreement.

(i)                                     SEC Filings.                                The Registration Statement, including the prospectus therein, conforms and will conform in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and does not, as of the date hereof, and will not, as of the First Closing and the applicable effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(j)                                    Investment Company.  The Company is not and, after giving effect to the offering and sale of the Subscription Shares, the consummation of the Offering and the application of the proceeds hereof thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(k)                                 Regulation S.  No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Parent and its affiliates and any person acting on its or their behalf with respect to any Purchased Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(l)                                     Solicitation.  Other than in connection with the Offering, none of the Company and each person acting on its behalf has offered Ordinary Shares, ADSs or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchaser during the six months prior to the date hereof.  Other than in connection with the Offering, the Company has no intention to offer Ordinary Shares, ADSs or any similar security during the six months from the date hereof.  None of the Parent and each person acting on its behalf has offered or sold the Purchased Shares by any form of general solicitation or general advertising or directed selling efforts.

(m)                             Brokers.  The Parent has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Purchased Shares, and the Parent is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Purchased Shares.

(n)                                 Company Representations.  The representations and warranties of the Company set forth in Section 2.2 are true and correct.

Section 2.2                                    Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser that, as of the date hereof and as of each Closing Date, in each case (except with respect to Section 2.2(i)) except as disclosed in the Registration Statement in the form attached as Exhibit C, taking into account each amendment and supplement, if any, to the Registration Statement of which notice is given by the Parent or the Company to the Purchaser in accordance with Section 2.3 (but excluding information contained in any risk factor disclosure or in any cautionary language relating to forward-looking statements included in the Registration Statement or other statements that are similarly non-specific and predictive or forward-looking in nature), the following representations and warranties are true and correct:

(a)                                 Due Formation.  Each of the Company and the Subsidiaries is duly formed, validly existing and in good standing in the jurisdiction of its organization.  Each of the  Company and the Subsidiaries has all requisite power and authority to carry on its business as it is currently being conducted.

(b)                                 Authority.  The Company has full power and authority to enter into, execute and deliver this Agreement, each Ancillary Agreement and each other agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and each Ancillary Agreement and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c)                                  Valid Agreement.  This Agreement has been, and each Ancillary Agreement will be, duly executed and delivered by the Company and constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)                                 Capitalization.

(i)                                     There are no authorized or outstanding equity interest in the Company, options, warrants or other rights to acquire equity interests in the Company or stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  All issued and outstanding Ordinary Shares and all issued and outstanding preferred shares are validly issued, fully paid and non-assessable.

(ii)                                  All outstanding shares of capital stock of the Company and all outstanding shares of capital stock of each of the Company’s Subsidiaries have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable contracts, without violation of the preemptive rights, rights of first refusal or other similar rights.

(iii)                               (1) As of the date hereof and as of the First Closing, the rights of the Ordinary Shares are as stated in the Memorandum and Articles of Association of the Company dated November 19, 2013; and (2) as of the Second Closing, the rights of the Subscription Shares will be as stated in the Amended and Restated Memorandum and Articles of Association of the Company, as set out in the Exhibit C, except for such modifications that are not adverse to the Purchaser in any material respect.

(e)                                  Due Issuance of the Subscription Shares.  The Subscription Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement and upon delivery and entry into the register of members of the Company, the Subscription Shares will transfer to the Purchaser with good and valid title, free and clear of any encumbrance.  No vote or other approval of the stockholders of the Company shall be required for the issuance and sale of the Subscription Shares at the Second Closing.

(f)                                   Non-contravention.  None of the execution and the delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject.  There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

(g)                                  Consents and Approvals.  None of the execution and delivery by the Company of this Agreement and the Ancillary Agreements, nor the consummation by the Company of any of the transactions contemplated hereby or, nor the performance by the Company of this Agreement or any Ancillary Agreements in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Second Closing Date.

(h)                                 Compliance with Laws.  The business of the Company and its Subsidiaries is not being and has not been conducted at any time during the five years prior to the date hereof, conducted in violation of any law or government order applicable to the Company except for violations which do not and would not , individually or in the aggregate , have a Material Adverse Effect.

(i)                                     SEC Filings.                                Prior to the Second Closing, the Registration Statement, as supplemented or amended, shall have been declared effective by the SEC.  The Registration Statement, including the prospectus therein, conforms and will conform, in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and does not, as of the date hereof, and will not, as of the First Closing, the Second Closing and the applicable effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(j)                                    Investment Company.  The Company is not and, after giving effect to the offering and sale of the Subscription Shares, the consummation of the Offering and the application of the proceeds hereof thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(k)                                 Regulation S.  No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Subscription Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Subscription Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(l)                                     Solicitation.  Other than in connection with the Offering, neither the Company nor anyone acting on its behalf has offered Ordinary Shares, ADSs or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchaser during the six months prior to the date hereof.  Other than in connection with the Offering, the Company has no intention to offer Ordinary Shares, ADSs or any similar security during the six months from the date hereof.  None of the Company and each person acting on its behalf has offered or sold the Subscription Shares by any form of general solicitation or general advertising or directed selling efforts.

(m)                             Brokers.  The Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Subscription Shares, and the Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscription Shares.

(n)                                 Financial Statements.  The Company’s audited consolidated balance sheets and statements of income and cash flows for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 (together the “Financial Statements”) have been prepared in accordance GAAP, consistently applied throughout the periods indicated.  The Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein.  Except as set forth in the Financial Statements, none of the Company and its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.  The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied.

(o)                                 Absence of changes.  Since December 31 2013, (i) the Company and its Subsidiaries have, in all material respects, conducted their business in the ordinary course of business consistent with past practice, (ii) neither the Company nor any of its Subsidiaries has taken any action  which would require approval of the Purchaser pursuant to the Investor Rights Agreement and (iii) there has not been any Material Adverse Effect and no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(p)                                 Litigation.  There are no pending or  threatened material actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings (together, “Actions”) before or by any Authority or by any other person against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in their capacities as such.

(q)                                 Intellectual Property.  All registered or unregistered, (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (ii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers, in each case that is material and is used in the operation of the business of the Company or any of its Subsidiaries (the “Intellectual Property”) is either (a) owned by the Company or one or more of its Subsidiaries or (b) is used by the Company or one or more of its Subsidiaries pursuant to a valid license.  The Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Intellectual Property.  The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any intellectual property or other proprietary rights of any other person, and there is no Action pending or threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Intellectual Property.  The Intellectual Property is sufficient for the Purchaser to carry on the business of the Company and its Subsidiaries from and after the date hereof in all material respects as set out in the Registration Statement.

(r)                                    Variable Interest Entities and Wholly Foreign-Owned Enterprises:

(i)                                     The constitutional documents and certificates and related contracts and agreements of the Subsidiaries formed in the PRC (“PRC Subsidiaries”) are valid and have been duly approved or issued (as applicable) by the competent PRC Authority.

(ii)                                  All material filings and registrations with PRC governmental authorities required to be made in respect of the PRC Subsidiaries and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant rules and regulations.

(iii)                               The registered capital of each VIE has been fully contributed according to the payment schedule in accordance with their respective articles of association and the PRC Laws. There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in any VIE, unless it is otherwise expressly stipulated in the VIE Contracts.

(iv)                              No approvals are required to be obtained for the execution and delivery of the VIE Contracts, the performance by the relevant parties of their obligations, and the transactions contemplated under the VIE Contracts, other than those approvals that: (x) have already been obtained, (y) remain in full force and (z) do not impose any obligation, condition or restriction that would create a material burden on the parties to the VIE Contracts, except (a) if any WFOE or any other party designated by such WFOE decides to exercise the option granted under the Call Option Agreements (as amended and supplemented) to purchase the equity interests in the applicable VIE controlled by such WFOE, such purchase shall be subject to prior approval by the PRC Ministry of Commerce or its local counterpart and the PRC Ministry of Industry and Information Technology or its local counterpart (as applicable) and be further subject to registrations with the relevant Authorities and (b) if there is any change to the shareholding percentage or registered capital of any VIE, the pledges under the applicable Equity Pledge Agreements (as amended and supplemented) shall be subject to re-registration with the State Administration of Industry and Commerce or its local counterparts.

(v)                                 The execution, delivery and performance by each and all of the relevant parties of their respective obligations under each and all of the VIE Contracts, and the consummation of the transactions contemplated thereunder, did not and do not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant parties to the VIE Contracts, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them.

(vi)                              Each VIE Contract is, and all of the VIE Contracts taken as a whole are, legal, valid, enforceable and admissible as evidence under PRC Laws, and constitute the legal and binding obligations of the relevant parties.

(vii)                           The ownership structures of the WFOEs, the VIEs and the VIEs’ shareholders as described in the Registration Statement comply with all applicable PRC Laws, and do not violate, breach, or otherwise conflict with any applicable PRC Laws.

(viii)                        As of the date hereof, the First Closing and the Second Closing, each WFOE has effective control of its respective VIE and is the sole beneficiary of such VIE and, to the Company’s knowledge (including actual knowledge and knowledge that would have been obtained after due inquiry), all shareholders of such VIE are acting in good faith and in the best interests of the Company.  There have been no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Authority or any other party, pending or, to the Company’s knowledge (including actual knowledge and knowledge that would have been obtained after due inquiry), threatened against or affecting any of the Company, any WFOE or any VIE that: (i) challenge the validity or enforceability of any part or all of the VIE Contracts taken as whole; (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts and described in the Registration Statement; (iii) claim any ownership, share, equity or interest in any WFOE or VIE, or claim any compensation for not being granted any ownership, share, equity or interest in any WFOE or VIE; or (iv) claim any of the VIE Contracts or the ownership structure thereof or any arrangements or performance of or in accordance with the VIE Contracts was, is or will violate any PRC Laws.

(ix)                              For the purposes of this Section 2.2(r), the following words shall have the following meanings:

“Call Option Agreements” means the Exclusive Call Option Agreement, dated September 10, 2011, between Shanghai SINA Leju Information Technology Co., Ltd. (“Shanghai SINA”), Beijing Yisheng Leju Information Services Co., Ltd. (“Beijing Yisheng”), Mr. Xudong Zhu (“Mr. Zhu”) and Mr. Zuyu Ding (“Mr. Ding”); the Exclusive Call Option Agreement, dated December 8, 2011, between Shanghai Yi Yue Information Technology Co., Ltd. (“Shanghai Yi Yue), Shanghai Yi Xin E-Commerce Co., Ltd. (“Shanghai Yi Xin”), Mr. Ding and Mr. Weijie Ma (“Mr. Ma”); and the Exclusive Call Option Agreement, dated April 1, 2012, between Beijing Maiteng Fengshun Science and Technology Co., Ltd. (“Beijing Maiteng”), Beijing Jiajujiu E-Commerce Co., Ltd. (“Beijing Jiajujiu”), Mr. Ding and Mr. Ma;

“Equity Pledge Agreements” means the Equity Pledge Agreement, dated September 10, 2011, between Shanghai SINA, Beijing Yisheng, Mr. Zhu and Mr. Ding; the Equity Pledge Agreement, dated December 8, 2011, between Shanghai Yi Yue, Shanghai Yi Xin, Mr. Ding and Mr. Ma; and the Equity Pledge Agreement, dated April 1, 2012, between Beijing Maiteng, Beijing Jiajujiu, Mr. Ding and Mr. Ma;

“Exclusive Technical Support Agreements” means the Exclusive Technical Support Agreement, dated May 8, 2008, between Shanghai SINA and Beijing Yisheng; the Exclusive Technical Support Agreement, dated December 5, 2011, between Shanghai Yi Yue and Shanghai Yi Xin; and the Exclusive Technical Support Agreement, dated April 1, 2012, between Beijing Maiteng and Beijing Jiajujiu;

“Loan Agreements” means the Loan Agreement, dated September 10, 2011, between Shanghai SINA, Mr. Zhu and Mr. Ding; the Loan Agreement, dated September 20, 2011, by and among Shanghai Yi Yue, Mr. Ding and Mr. Ma; and the Loan Agreement, dated February 1, 2012, by and among Beijing Maiteng, Mr. Ding and Mr. Ma;

“PRC” means the People’s Republic of China;

“PRC Laws” means the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China;

“PRC Subsidiary” means a Subsidiary formed in the PRC;

“Shareholder Voting Rights Proxy Agreements” means the Shareholder Voting Rights Proxy Agreement, dated September 10, 2011, between Shanghai SINA, Beijing Yisheng, Mr. Zhu and Mr. Ding; the Shareholder Voting Rights Proxy Agreement, dated December 8, 2011, between Shanghai Yi Yue, Shanghai Yi Xin, Mr. Ding and Mr. Ma; and the Shareholder Voting Rights Proxy Agreement, dated April 1, 2012, between Beijing Maiteng, Beijing Jiajujiu, Mr. Ding and Mr. Ma;

“VIE” means any of Shanghai Yi Xin, Beijing Yisheng and Beijing Jiajujiu, and “VIEs” shall mean all of them;

“VIE Contracts” means the Call Option Agreements, the Equity Pledge Agreements, the Exclusive Technical Support Agreements, the Loan Agreements and the Shareholder Voting Rights Proxy Agreements;

“WFOE” means any of Shanghai Yi Yue Information Technology Co., Ltd, Shanghai SINA Leju Information Technology Co., Ltd and Beijing Maiteng Fengshun Science and Technology Co., Ltd and “WFOEs” shall mean all of them.

Section 2.3                                    Amendments and Supplements to the Registration Statement.  The Parent and the Company may from time to time but no later than three business days prior to the First Closing, by notice given to the Purchaser in accordance with this Agreement, supplement or amend the Registration Statement, including one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any of the Parent’s or the Company’s representations, warranties contained in this Agreement had the Registration Statement not been supplemented or amended.  Any such notice shall identify the particular representation or warranty to which such disclosure relates to the extent it is not reasonably apparent from such disclosure (a “Disclosure Supplement Notice”).  Notwithstanding any other provision of this Agreement, but subject to the immediately preceding sentence, each such supplement or amendment of the Registration Statement will be deemed to modify Parent and the Company’s disclosure against the representations and warranties of Parent and the Company (and, to the extent such modified disclosure would have prevented such breach, be effective to cure and correct such breach), except that the Purchaser may, by giving written notice to the Parent and the Company within three business days following receipt of any supplement or amendment of the Registration Statement which supplement or amendment corrects a matter that would otherwise constitute a breach of any representation or warranty of the Parent or the Company under this Agreement such that the condition set forth in Section 1.3(b)(i) cannot be satisfied (determined, for the avoidance of doubt, as if the Registration Statement had remained in the form of Exhibit C), elect to terminate this Agreement pursuant to Section 5.12(b), in which case such right to terminate shall be the Purchaser’s sole remedy with respect to the breach identified in the Disclosure Supplement Notice.

Section 2.4                                    Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Parent and the Company as of the date hereof and as of each Closing Date, as follows:

(a)                                 Due Formation.  The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization.  The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)                                 Authority.  The Purchaser has full power and authority to enter into, execute and deliver this Agreement, each Ancillary Agreement and each other agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder.  The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c)                                  Valid Agreement.  This Agreement has been, and each Ancillary Agreement will be, duly executed and delivered by the Purchaser and constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)                                 Non-contravention.  None of the execution and the delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject.  There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

(e)                                  Consents and Approvals.  None of the execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreements or any Ancillary Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the each applicable Closing Date.

(f)                                   Status and Investment Intent.

(i)                                     Experience.  The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)                                  Purchase Entirely for Own Account.  The Purchaser is acquiring the Securities that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof.  The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Securities in violation of the Securities Act or any other applicable state securities law.

(iii)                               Solicitation.  The Purchaser was not identified or contacted through the marketing of the Offering.  The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts.  The purchase of the Securities by the Purchaser was not solicited by or through anyone other than the Company.

(iv)                              Restricted Securities.  The Purchaser acknowledges that the Securities are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Securities may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(v)                                 Information.  The Purchaser has been furnished access to all materials and information such Purchaser has requested relating to the Company and its Subsidiaries and other due diligence documents in order to evaluate the transactions contemplated by this Agreement.  It is relying solely on its own counsel and other advisors for legal, financial and other advice  with respect to this investment or the transactions contemplated by this Agreement  and any related documents (except to the extent the representations, covenants and warranties contained in this Agreement may constitute legal, financial or other advice).

(vi)                              Not U.S. Person.  The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vii)                           Offshore Transaction.  The Purchaser has been advised and acknowledges that in issuing the Securities to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S.  The Purchaser is acquiring the Securities in offshore transactions in reliance upon the exemption from registration provided by Regulation S.

(viii)                        FINRA.  The Purchaser does not, directly or indirectly, own more than five percent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.

ARTICLE III
COVENANTS

Section 3.1                                    Conduct of Business of the Company.  From the date hereof until the Second Closing Date,

(a)                                 the Company shall, and Parent shall cause the Company and each of its Subsidiaries to, conduct its business and operations in the ordinary course of business consistent with past practice and use;

(b)                                 the Parent shall cause the Company and its Subsidiaries not to, and the Company shall not and shall cause its Subsidiaries not to, take any action that would require the consent of the Purchaser under the terms of the Investor Rights Agreement without having received such consent in writing; and

(c)                                  the Parent and the Company shall promptly notify the Purchaser of any event, condition or circumstance occurring prior to the Second Completion Date would constitute a breach of any terms and conditions contained in this Agreement.

Section 3.2                                    Lock-up.  The Purchaser shall not, during the applicable Lock-Up Period (defined below), directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign or otherwise dispose of any of the Securities, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, ADSs or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, contract to sell, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company.   As used herein, the “Lock-Up Period” with respect to (a) the Purchased Shares will commence on the First Closing Date and continue until and include the date that is 18 months after the First Closing Date and (b) the Subscription Shares will commence on the Second Closing Date and continue until and include the date that is 6 months after the Second Closing Date.

Section 3.3                                    Distribution Compliance Period.  The Purchaser agrees not to resell, pledge or transfer any Securities within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, (a) with respect to the Purchased Shares, during the 40 days following the First Closing Date and (b) (a) with respect to the Subscription Shares, during the 40 days following the Second Closing Date.

Section 3.4                                    Further Assurances.  From the date of this Agreement until the Second Closing Date, the Parties shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby; provided that notwithstanding the foregoing, the Parent and the Company shall not be required to complete the Offering (within any particular period of time or at all)

Section 3.5                                    Exclusivity.  During the term of the Strategic Cooperation Agreement, Onshore Tencent shall not, and shall cause the Onshore Tencent Affiliates not to, grant the title of “Tencent’s Strategic Partner” to any Tencent Restricted Person for the purpose of providing Real Estate Online Information and/or Real Estate O2O E-Commerce in the PRC. “Onshore Tencent Affiliate” means an affiliate of Onshore Tencent, other than an affiliate of Tencent Holdings Limited in the PRC which (a) manages its day-to-day business independent of Onshore Tencent or (b) engages in one of the following businesses: (i)   the development, distribution or publishing of online or mobile games; (ii)  principal or agent-based e-Commerce business for physical goods, apparels and shoes; (iii)  the development of Internet and mobile security tools and applications; (iv)   the operation of local portals jointly established with local traditional media group in China; or (v) the operation of online reading and discussion platforms. “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. “Tencent Restricted Persons” means certain specified Persons as agreed by Onshore Tencent and Onshore Leju. “Real Estate Online Information” means real estate online information which includes, without limitation, real estate advertising, listing and product launch information. “Real Estate O2O E-Commerce” means online-to-offline e-commerce services.

Section 3.6                                    Certain Obligations.  Parent shall be responsible for paying, and shall indemnify the Purchaser and its affiliates against, any applicable PRC tax levied, imposed or arising in relation to taxable gain derived by the Parent from the sale and transfer of the Ordinary Shares as contemplated by this Agreement or the Investor Rights Agreement, or any obligation of Purchaser or its affiliates in respect of any interest or penalty payable in relation to any delay or failure of paying any such PRC Tax by the Parent, in each case arising in relation to the tax notice issued by the PRC State Administration of Taxation titled “Strengthening of Administration of Corporate Income Tax Liability on Income of Non-Resident Enterprises from Transfer of Equity Interests”, Guo Shui Han [2009] No. 698 (“Circular 698”) or any  law or regulation replacing or interpreting Circular 698 in respect of the indirect transfer of shares in PRC entities.  The parties shall cooperate in good faith with respect to compliance with Circular 698.

ARTICLE IV
INDEMNIFICATION

Section 4.1                                    Indemnification.  From and after the First Closing, each Party, as applicable (the “Indemnifying Party”), shall indemnify and hold the other Parties and their respective directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Indemnifying Party contained in this Agreement; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Party contained in this Agreement.  In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.  For the avoidance of doubt, the Company shall not indemnify Parent, and Parent shall not indemnify the Company, pursuant to this Section 4.1.

Section 4.2                                    Third Party Claims.

(a)                                 If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this ARTICLE IV, then the Indemnified Party shall promptly following receipt of notice of such claim (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Notwithstanding the foregoing, no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay.

(b)                                 Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within 30 days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party (other than immaterial equitable relief in connection with an award of monetary damages), (iii) the Third Party Claim is or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 4.4 or (iv) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this ARTICLE IV.  If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 4.2(b), the Indemnifying Party shall conduct such defense in good faith.

(c)                                  If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including in connection with the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person.  The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 4.2(b).

(d)                                 In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the 30 days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 4.3                                    Other Claims.  In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay.  If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 4.4                                    Limitations on Liability.  Notwithstanding the foregoing, and in each case, other than with respect to fraud, (a) the Parent shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Purchase Price (provided that this provision shall not apply with respect to obligations pursuant to Section 3.6), (b) the Company shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Subscription Price and (c) the Purchaser shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Purchase Price.

ARTICLE V
MISCELLANEOUS

Section 5.1                                    Survival of the Representations and Warranties.  All representations and warranties made (x) by Parent to the Purchaser or the Purchaser to Parent, shall expire on the date that is eighteen (18) months after the First Closing or (y) by the Company to the Purchaser or by the Purchaser to the Company, shall expire on the date that is eighteen (18) months after the Second Closing, except as to any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the Party making such representations and warranties on or prior to such applicable expiration date.

Section 5.2                                    Governing Law; Arbitration.  This Agreement shall be governed and interpreted in accordance with the internal laws of Hong Kong.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three arbitrators.  The Parent and the Company collectively shall have the right to appoint one arbitrator, the Purchaser shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre.  The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 5.3                                    Amendment.  This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 5.4                                    Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 5.5                                    Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the any Party without the express written consent of the other Parties.  Any purported assignment in violation of the foregoing sentence shall be null and void.  Notwithstanding the foregoing, the Purchaser may assign its rights hereunder to any affiliate of the Purchaser, provided that no such assignment shall relieve the Purchaser of its obligations hereunder.

Section 5.6                                    Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below:

If to the Purchaser
or Onshore Tencent, at:	Attn.:	Deputy General Counsel
	Address:	29/F., Three Pacific Place, No.1 Queen’s Road East, Wanchai, Hong Kong
	Telephone:	+852 3148 5100 Ext: 68805
	Fax No.:	+852 2520 1148
	E-mail:	richardpu@tencent.com.hk

With a copy to:

	Address:	Tencent Building, Kejizhongyi Avenue, Hi-tech Park, Nanshan District, Shenzhen, 518057, P.R. China

	Attn.:	General Counsel
	Telephone:	+86 755 8601 3388 Ext: 82238
	Facsimile:	+86 755 8601 3090 Ext: 82238
	E-mail:	brentirvin@tencent.com

	Attn.:	General Manager, M&A Department
	Telephone:	+86 755-8601-3388 Ext: 88978
	Facsimile:	+86 755-8601-3078
	Email:	richardpeng@tencent.com

With a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
12th Floor, The Hong Kong Club Building
3A Chater Road, Central
Hong Kong
Fax: (852) 2840-4300
Attn: Jeanette K. Chan, Esq

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064,
USA
Fax: (212) 492-0257
Attn: Steven J. Williams, Esq

If to the Parent, at:	E-House (China) Holdings Limited
Room 1706, Two Exchange Square,
Central, Hong Kong
Fax: +852 2110 1400
Attn: Li-Lan Cheng

If to the Company:
or Onshore Leju, at:	Leju Holdings Limited
Room 1706, Two Exchange Square,
Central, Hong Kong
Fax: +852 2110 1400
Attn: Li-Lan Cheng

With copy to:	Skadden, Arps, Slate, Meagher & Flom
42/F Edinburgh Tower
The Landmark
15 Queen’s Road Central
Fax: +852-3910-4850
Attn: Z. Julie Gao, Esq.

Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 5.7                                    Entire Agreement.  This Agreement (together with the schedules and exhibits hereto) constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 5.8                                    Severability.  If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.9                                    Fees and Expenses.  Except as otherwise provided in this Agreement, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 5.10                             Confidentiality.

(a)                                 Each Party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”).  Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party.  No Party shall disclose such Confidential Information to any third Party.  Either Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes.  The Parties hereby agree, for the purpose of this Section 5.10, that the existence and terms and conditions of this Agreement and schedule hereof shall be deemed as Confidential Information, provided that, notwithstanding any other provision of this Agreement, the Parent and the Company shall be permitted to include a description of this Agreement and its terms, which description shall be true and consistent with the terms hereunder in all respects, in any filing with the United States Securities and Exchange Commission and/or any securities exchange, and any documents or communications undertaken in connection with such filing(s), and in connection with any roadshow undertaken by the Company in connection with a public offering of its securities, subject to the Parent and the Company providing the Purchaser and Onshore Tencent with a reasonable opportunity to review a draft of any such description and giving due consideration to the Purchaser’s and Onshore Tencent’s reasonable comments, if any, to such disclosure to the extent permitted by applicable laws (including any rules or regulations of any securities exchange or valid legal process).  Notwithstanding any other provision of this Section 5.10 or any provisions under the Strategic Cooperation Agreement, this Section 5.10 and any provisions under the Strategic Cooperation Agreement shall not restrict Purchaser’s or its Affiliates’ normal accounting or tax reporting in respect of Purchaser’s investment in the Company as required by applicable law and International Financial Reporting Standards, as applicable.

(b)                                 Notwithstanding any other provisions in this Section 5.10, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any governmental authority, such Party may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws; provided that, the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, provide the other Parties with prompt notice of such requirement and cooperate with the other Parties  at such other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy.  In addition, each Party may disclose, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement, the Investor Rights Agreement and the Strategic Cooperation Agreement (collectively, the “Transaction Documents”); provided that, the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, at the other Parties’ request and at the requesting Party’s cost, cooperate with the other Parties to enable such other Parties to seek an appropriate protection order or remedy.

(c)                                  Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the Transaction Documents; provided that, such Party shall ensure such persons strictly abide by the confidentiality obligations hereunder.

(d)                                 The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement.  Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

Section 5.11                             Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.12                             Termination.

(a)                                 This Agreement shall automatically terminate upon the earliest to occur of (i) the written consent of each of the Parties, (ii) one month after the date hereof, if the First Closing has not occurred on or prior to such date, and (iiii) solely with respect to the Company’s obligation to issue and sell, and the Purchaser’s obligation to purchase, the Subscription Shares (1) the withdrawal by the Company of the Registration Statement, (2) following the execution of the Underwriting Agreement, the termination of such Underwriting Agreement in accordance with its terms, or (3) six (6) months after the date hereof, if the First Closing has occurred but the closing of the Offering has not occurred on or prior to such date.

(b)                                 The Purchaser may terminate this Agreement if there exists a breach of any warranty of the Parent or the Company such that the condition set forth in Section 1.3(b)(i) would not be satisfied and breach has not been cured (or is incapable of being cured) by the Parent or the Company, as the case may be, within sixty (60) days following its receipt of notice from the Purchaser of such breach.

(c)                                  Upon any termination of this Agreement, this Agreement will have no further force or effect, except for the provisions of Section 5.10 hereof, which shall survive any termination under this Section 5.12; provided, that no termination of this Agreement shall relieve any Party hereto of liability for any breach of this Agreement prior to such termination.

Section 5.13                             Headings.  The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.14                             Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 5.15                             Press Release and Public Filing. Upon the signing of this Agreement by all of the Parties, each may issue a press release regarding the signing of this Agreement, in the form previously agreed by the Parties.

Section 5.16                             Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

E-HOUSE (CHINA) HOLDINGS LIMITED

By:	/s/ Xin Zhou
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

LEJU HOLDINGS LIMITED

By:	/s/ Xin Zhou
Name:
Title:

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

THL O LIMITED

By:	/s/ Zhang Zhidong
Name: Zhang Zhidong
Title: Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Solely for the purposes of Section 3.5, Section 5.6 and Section 5.12(c):

/s/ SHENZHEN TENCENT COMPUTER SYSTEMS COMPANY LIMITED

By:	/s/ Zhang Zhidong
Name: Zhang Zhidong
Title: Director

[Signature Page to Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Solely for the purposes of Section 3.5, Section 5.6 and Section 5.12(c):

/s/ SHANGHAI YI YUE INFORMATION TECHNOLOGY CO., LTD.

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Share Purchase and Subscription Agreement]

Exhibit A

Strategic Cooperation Agreement

Exhibit B

Investor Rights Agreement

Exhibit C

F-1 Registration Statement

Exhibit D

Memorandum and Articles of Association dated November 19, 2013

Exhibit E

Form of Amended and Restated Memorandum and Articles of Association

Schedule 1

Capitalization Table of the Company

(1) Immediately prior to the First Closing:

(2) Immediately after the First Closing: